Exhibit 99.1

ABM INDUSTRIES INCORPORATED

2004 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED MARCH 9, 2016

The purpose of this Amended and Restated 2004 Employee Stock Purchase Plan (the Plan) is to provide employees the opportunity to purchase shares of the common stock of ABM Industries Incorporated (Shares) through annual offerings to be made until March 5, 2024. The 2004 Employee Stock Purchase was last approved by stockholders on March 5, 2014 (the “Effective Date”). An aggregate of 4,000,000 Shares may be issued under the Plan from the Effective Date. The Plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Code and its provisions shall be interpreted in a manner consistent with this intent.

1.          ELIGIBILITY. Only employees of ABM Industries Incorporated (the Corporation) and its domestic subsidiary corporations will be eligible to participate in the Plan. All such employees who are employees on the first day of the applicable Offering Period (as defined below) will be eligible to participate, except employees who own or hold options to purchase or who, as a result of participation in this Plan, would own or hold options to purchase, stock of the Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation and any current or future parent and/or subsidiary corporation(s) of the Corporation. An employee shall be considered as owning stock owned, directly or indirectly, by or for his or her brothers and sisters (whether by the whole or half-blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. Stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee.

2.          OFFERINGS. The Plan shall be implemented by granting eligible employees an Offering during offering periods (each such period being referred to herein as an Offering Period) one month in duration commencing on first day of each month in each calendar year.

3.          PARTICIPATION.

(a)	An employee eligible on the first day of the Offering Period (the Offering Date) of any Offering may participate in such Offering by completing and forwarding a Payroll Deduction Authorization for Purchase of ABM Stock form (Payroll Deduction Authorization Form) to the Payroll Department at such employee’s branch location on or before the Offering Date. The form will authorize a regular payroll deduction from the employee’s compensation.

(b)	Unless otherwise indicated, a participating employee shall automatically participate in the first Offering which commences immediately after the expiration of each Offering in which such employee acquires Shares upon expiration of the Offering Period. A participating employee is not required to file an additional Payroll Deduction Authorization Form in order to automatically participate therein. Unless otherwise indicated in an additional Payroll Deduction Authorization Form, the rate at which payroll deductions shall be accumulated with respect to any such subsequent Offering shall equal the rate applicable to the previously expired Offering.

4.          DEDUCTIONS. The Corporation will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a regular payroll deduction with a minimum of 1% of Compensation up to a maximum of 10% of the Compensation he or she receives during the Offering Period specified for the Offering (or during such portion thereof as he or she may elect to participate).

5.          DEDUCTION CHANGES. An employee may increase or decrease his or her payroll deduction by filing a new Payroll Deduction Authorization Form, which will become effective on the first day of the next Offering Period after receipt of the form.

6.          WITHDRAWAL OF FUNDS. An employee may at any time and for any reason draw out the balance accumulated in his or her account, and thereby withdraw from participation in an Offering. The employee may not thereafter participate during the remainder of the Offering Period specified for the Offering. Partial withdrawals will not be permitted.

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7.          PURCHASE OF SHARES.

(a)	Each employee participating in any Offering under this Plan will be granted, upon the Offering Date of such Offering, a right to purchase as many Shares as he or she may elect to purchase for up to 10% of Compensation received during the specified Offering Period to be paid by regular payroll deductions during such period.

(b)	The Purchase Price for each Share purchased under any Offering Period will be 95% of the fair market value of one Share on the day on which the right to purchase is exercised and the Shares are purchased pursuant to the terms of this Plan.

(c)	At any time, the Board of Directors of the Corporation (the Board) reserves the right to further increase the Purchase Price for each Share under this Plan in the event of changes in the rules for financial reporting as set forth by the Financial Accounting Standards Board, the Securities and Exchange Commission, and/or the New York Stock Exchange.

(d)	As of the last day of any Offering Period, the account of each participating employee shall be totaled and the employee shall be deemed to have exercised his or her right to purchase Shares at the applicable price in effect on the last trading day of the applicable month. Such purchase shall be for the lesser of (i) the number of full Shares purchasable with the funds in his or her account at such price or (ii) the maximum number of Shares which may be purchased by the employee in the Offering (as determined pursuant to Section 8). The employee’s account shall be charged for the amount of the purchase, and a book entry shall be credited on the books and records of the Corporation for the Shares so purchased.

(f)	Payroll deductions may be made under each Offering to the extent authorized by the employee, subject to the maximum and minimum limitations imposed for each such Offering. Any balance in an employee’s account which is not used to purchase Shares because of the application of the maximum Share limitation as determined pursuant to Section 8, shall be returned to the participating employee.

8.          LIMITATION ON PURCHASE OF SHARES. Anything contained in this Plan notwithstanding, no employee may be granted a right to purchase which permits such employee’s rights to purchase stock under all employee stock purchase plans of the Corporation and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such right to purchase is granted) for each calendar year in which such right to purchase is outstanding at any time. For this purpose (a) the right to purchase stock accrues when such right (or any portion thereof) first becomes exercisable during the calendar year; (b) the right to purchase stock accrues at the rate provided in the Offering, but in no case may such rate exceed $25,000 of the fair market value of such stock (determined at the time such right to purchase is granted) for any one calendar year; and (c) a right to purchase which has accrued under one Offering may not be carried over to any other Offering.

9.          RESTRICTION ON SALE OF SHARES. Shares purchased pursuant to this Plan are subject to a minimum holding period of six months following purchase before sale of such Shares shall be permitted. All certificated Shares issued pursuant to a purchase under this Plan shall bear a legend stating this minimum holding period.

10.         BOOK ENTRIES. Book entries shall be credited on the books and records of the Corporation for the Shares purchased only in the name of the employee, or if he or she so indicated on his or her Payroll Deduction Authorization Form, jointly with a member of his or her family with rights of survivorship.

11.         DEFINITIONS.

“Compensation” means all cash compensation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Fair Market Value” means the average of the high and low prices of the Corporation’s Common Stock composite transactions on the New York Stock Exchange on the applicable day, or if no sales were made on that day, the average of the high and low prices on the next preceding day on which sales are made.

“Parent corporation” means a corporation described in Section 424(e) of the Code.

“Subsidiary corporation” means a corporation described in Section 424(f) of the Code.

12.         RIGHTS AS A STOCKHOLDER. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to Shares purchased under this Plan unless and until a book entry has been credited on the books and records of the Corporation for the Shares purchased.

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13.         RIGHT ON RETIREMENT, DEATH OR TERMINATION OF EMPLOYMENT. In the event of a participating employee’s retirement, death, or termination of employment other than on the last working day of a month, no payroll deduction shall be taken from any pay due or owing to him or her at such time. The balance in the participating employee’s account shall be paid to the employee, or, in the event of death, to his or her surviving spouse, or if none to the participating employee’s surviving children in equal shares, or if none to the participating employee’s parents, or if none to the participating employee’s estate.

14.         RIGHTS NOT TRANSFERABLE. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only.

15.         APPLICATION OF FUNDS. Funds received or held by the Corporation under this Plan may be used for any corporate purpose.

16.         ADJUSTMENT IN CASE OF CHANGES AFFECTING THE STOCK. In the event of a “split” of outstanding Shares, the payment of a stock dividend or a consolidation of Shares, the number of Shares reserved or authorized to be reserved under this Plan, the maximum number of Shares available for purchase under the Plan as provided in Section 8, and the Shares covered by outstanding grants to participating employees, shall be adjusted proportionately, and the Purchase Price for each participant at such time shall be adjusted proportionately, and such other adjustment shall be made as may be deemed equitable by the Board. In the event of any other change affecting the Corporation’s Common Stock, such adjustment shall be made as may be deemed equitable by the Board to give proper effect to such event.

17.         AMENDMENT OF THE PLAN. The Board may at any time, or from time to time, amend this Plan in any respect, except that (i) to the extent required to maintain this Plan’s qualifications under Section 423 of the Code, any such amendment shall be subject to stockholder approval and (ii) no amendment may cause the Purchase Price to be less than the lesser of 85% of the fair market value of a Share at the start of an Offering Period or 85% of the fair market value of a Share as of the purchase date or cause any Offering Period to be longer than 27 months.

18.         TERMINATION OF THE PLAN. This Plan and all rights of employees under any Offering hereunder shall terminate:

(a)	on the day that participating employees become entitled to purchase a number of Shares equal to or greater than the number of Shares remaining available for purchase. If the number of Shares so purchasable is greater than the Shares available, Shares shall be allocated on a pro rata basis among such participating employees; or

(b)	at any time, at the discretion of the Board.

No Offering hereunder shall be made under which the Offering Period shall extend beyond March 5, 2024. Upon termination of this Plan, all amounts in the accounts of participating employees shall be promptly refunded.

19.         ADMINISTRATION. The Plan will be administered by the Compensation Committee of the Board (the Committee) or its authorized delegate. The Committee will have authority to make rules and regulations for the administration of the Plan. Its interpretations and decisions with regard thereto shall be final and conclusive.

20.         GOVERNMENTAL REGULATIONS. The Corporation’s obligation to sell and deliver its Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

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